Exhibit 5.1

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

August 15, 2003

Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas 75024-3105

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by Electronic Data Systems Corporation, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of an aggregate of $690,000,000 principal amount of 3.875% Convertible Senior Notes due July 15, 2023 (the “Notes”) of the Company, and such indeterminate number of shares of common stock, par value $0.01 per share, of the Company as may be required for issuance upon conversion of the Notes (the “Conversion Shares”), we are passing upon certain legal matters in connection with the Notes and the Conversion Shares. The Notes and the Conversion Shares are to be offered and sold by certain security holders of the Company.

We have familiarized ourselves with and examined (i) the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, (ii) the originals, or copies certified or otherwise identified, of the Indenture (as defined below), of corporate records of the Company, including minute books of the Company, as furnished to us by the Company, (iii) the Notes, and (iv) certificates of public officials and of representatives of the Company, statutes and such other instruments, certificates and documents we deemed necessary as a basis for the opinions hereinafter expressed.

In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that the signatures on all documents examined by us are genuine, the legal capacity of all natural persons, that all documents submitted to us as originals are authentic, and that all documents submitted to us as certified or photostatic copies conform to the originals thereof.

On the basis of the foregoing, and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that:

1.    The Notes have been duly authorized by the Company and constitute valid and legal binding obligations of the Company, entitled to the benefits provided by the Indenture, dated as of August 12, 1996 (the “Base Indenture”), between the Company and JPMorgan Chase Bank, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of June 30, 2003 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

Electronic Data Systems Corporation	2	August 15, 2003

2.    The Conversion Shares have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be duly and validly issued and fully paid and non-assessable.

The opinions set forth above are subject to the following limitations, exceptions, qualifications and assumptions:

No opinion is expressed as to the enforceability of obligations under the Notes to the extent enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought, and (c) any implied covenants of good faith and fair dealing. Our opinion is subject to the qualification that certain of the waivers and remedies in the Notes may be unenforceable under, or may be limited by, the laws (including judicial decisions) of the State of New York and the United States.

The foregoing opinions are limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law, in each case as in effect on the date hereof, and no opinion is expressed herein as to any matters governed by any other laws, including the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ Baker Botts L.L.P.

DMR/RMW